UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/14/2011

Tessera Technologies, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50460

Delaware	16-1620029
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3025 Orchard Parkway
San Jose, California 95134
(Address of principal executive offices, including zip code)

(408) 321-6000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On September 14, 2011 the Board of Directors (the "Board") of Tessera Technologies, Inc. ("Tessera") approved amendments to Tessera's Amended and Restated Bylaws (as amended to date, the "Bylaws") of the Company to adopt a majority vote standard in uncontested elections of directors. The Board determined to restate the Bylaws in their entirety (the "Amended and Restated Bylaws") effective as of such date.

Prior to the adoption of the Amended and Restated Bylaws, members of the Board were elected by a plurality of the votes cast, whether or not the election was contested. Under the majority vote standard set forth in the Amended and Restated Bylaws, in order to be elected to the Board in an uncontested election, a director nominee must receive a greater number of votes cast "for" that director than the number of votes cast "against" that director. The Amended and Restated Bylaws retain the plurality vote standard for contested elections.

In connection with the adoption of the majority vote standard, the Board has established procedures set forth in Tessera's Corporate Governance Guidelines to provide that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating Committee, or another duly authorized committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. Tessera will publicly disclose the committee's decision regarding the tendered resignation in a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication.

The preceding discussion of Tessera's amendment to its Amended and Restated Bylaws is qualified by the full text of the Amended and Restated Bylaws, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

Exhibit
No.                 Description

3.1                   Amended and Restated Bylaws, dated September 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tessera Technologies, Inc.

Date: September 16, 2011	By:	/s/ Bernard J. Cassidy
Bernard J. Cassidy
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
EX-3.1	Amended and Restated Bylaws, dated September 14, 2011